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EXHIBIT 5

        November 12, 2002

        Beazer Homes USA, Inc.
        5775 Peachtree Dunwoody Road
        Suite B-200
        Atlanta, Georgia 30342

        Re:  Beazer Homes USA, Inc.
                Amended and Restated 1994 Stock Incentive Plan
                Amended and Restated 1999 Stock Incentive Plan
                Registration Statement on Form S-8/S-3

        Ladies and Gentlemen:

                You have requested our opinion, as counsel for Beazer Homes USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8/S-3 (the "Registration Statement") registering an aggregate of 2,875,000 shares of the Company's common stock, $0.01 par value per share, for issuance and/or resale pursuant to the Company's Amended and Restated 1994 Stock Incentive Plan and Amended and Restated 1999 Stock Incentive Plan (collectively, the "Plans").

                In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinion hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (a) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, and (b) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as certified, conformed or photostatic copies. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Company. We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder.

                Based on the foregoing, we are of the opinion that the 2,875,000 shares covered by said Registration Statement, when issued or sold in accordance with the terms of the Plans, will be legally issued, fully-paid and nonassessable.

                We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        Very truly yours,

        /s/ Paul, Hastings, Janofsky & Walker LLP
        PAUL, HASTINGS, JANOFSKY & WALKER LLP

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  EXHIBIT 5